Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Aether Holdings, Inc.

We consent to the incorporation by reference in the Registration Statement of Aether Holdings, Inc. and its subsidiaries (collectively the “Company”) on Form S-1 of our report dated on December 30, 2024, relating to our audits of the accompanying consolidated balance sheets of the Company as of September 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two- year period ended September 30, 2024.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

December 30, 2024

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us